Exhibit 3

Escrow Agreement

This Escrow Agreement, dated as of February 10, 2015 (this “Escrow Agreement” or this "Agreement"), is entered into by and among (i) Ormat Technologies, Inc., a Delaware corporation (“OTI”); (ii) those holders of ordinary shares, par value NIS 1.0 per ordinary share (the “OIL Ordinary Shares”), of Ormat Industries Ltd., an Israeli company (“OIL”), listed on Annex A attached hereto (the "OIL Shares"); and (iii) ESOP Manangment and Trust Services Ltd., as the escrow agent (the “Escrow Agent”). Terms capitalized but not defined herein shall have the meaning ascribed to them in the Share Exchange Agreement (as defined below). For purposes hereof, "Bronicki Shareholder" means Bronicki Investments Ltd., "FIMI Shareholder" means FIMI ENRG, Limited Partnership, an Israeli limited partnership, and FIMI ENRG, L.P., a Delaware limited partnership and "Shareholders" means the Bronicki Shareholder and the FIMI Shareholder.

WHEREAS, on November 10, 2014, (i) OIL, OTI and Ormat Systems Ltd., an Israeli company ("OSIL"), have entered into a Share Exchange Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (as may be amended from time to time, the “Share Exchange Agreement”) and (ii) OTI and the Shareholders entered into (A) the Voting and Undertaking Agreements, copies of which are attached hereto as Exhibits B1 and B2 (the "Voting Agreements") and (B) the Voting Neutralization Agreements, copies of which are attached hereto as Exhibits C1 and C2 (the "Voting Neutralization Agreements" and, together with the Voting Agreement, the "Shareholders Voting Agreements");

WHEREAS, pursuant to the Voting Agreements, the OIL Shares held by the Shareholders, immediately prior to the date hereof (the "Shares") will be deposited in escrow in accordance with this Agreement on the date hereof;

WHEREAS, pursuant to the Share Exchange Agreement, the Shares will be exchanged for that number of shares of OTI Common Stock set forth in Annex A (the “Consideration Shares”);

WHEREAS, in connection with the Share Exchange Agreement, on November 9, 2014, OIL and OSIL have obtained a ruling from the Israel Tax Authority, and on November 26, 2014, the Bronicki Shareholder has obtained a clarification thereto (the "Bronicki Clarification"), both of which are attached hereto as Exhibit D (as may be amended from time to time, the "Israeli Tax Ruling"); and

WHEREAS, the parties wish that the Escrow Agent shall act as the escrow agent with respect to the requirements of the Tax Ordinance and the Israeli Tax Ruling.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	APPOINTMENT OF ESCROW AGENT; ESCROW DEPOSITS

1.1.
Appointment of Escrow Agent.  Each of OTI and the Shareholders hereby appoints the Escrow Agent as escrow agent, and the Escrow Agent hereby agrees to assume and perform the duties of the escrow agent pursuant to this Escrow Agreement.

1.2.	The Escrow Deposit

1.2.1.	On the execution date of this Agreement, the Shareholders shall provide the Escrow Agent with the information and documents as detailed in Exhibit E.

1.2.2.
On the date hereof, Shareholders have caused the Shares to be transferred to the separate securities accounts (which will be further credited to the Escrow Agent's trust account for each of the Shareholders) of the Escrow Agent set forth in Annex C attached hereto (together with any dividends thereon, the "Escrow Deposit"), which Annex A shall indicate the Shares held of record by the Bronicki Shareholder (the "Registered Shares"). With respect to the Registered Shares, the Escrow Agent and Bronicki Shareholder shall execute a share transfer deed on the date hereof in order to effect said transfer and upon a prior written request of the Bronicki Shareholder the Escrow Agent will deposit such Registered Shares electronically and the Bronicki Shareholder shall provide the Escrow Agent with the cost basis of such Registered Shares and shall cover all commission related to such electronic deposit. With respect to the other Shares (being wired through electronic securities accounts), the Shareholders shall notify the Escrow Agent in writing upon transfer.

1.2.3.
The parties acknowledge that once the Consideration Shares are issued pursuant to the Share Exchange Agreement and remitted to the Escrow Deposit in accordance with its terms, such Consideration Shares (including any dividends thereon) shall be considered part of the Escrow Deposit. It is hereby clarified that, other than the Consideration Shares issued in exchange for the Registered Shares, the remaining Consideration Shares shall be deposited with the Escrow Agent through the facilities of the Tel Aviv Stock Exchange, unless, following the Closing, the applicable Shareholder instructs the Escrow Agent in writing to do so through NYSE.

1.3.
Compliance with Israeli Tax Ruling. The Escrow Agent shall act with respect to the Escrow Deposit in accordance with Sections 3.8 (including Section 3.4 of the Bronicki Clarification), 3.11, 3.14, 3.17 and 3.52  of the Israeli Tax Ruling, including Section 103C of the Tax Ordinance (collectively, the "Relevant Provisions") and shall hold the Consideration Shares in trust for the benefit of the Shareholders, all pursuant to the Relevant Provisions, and the Escrow Agent is hereby irrevocably instructed to perform such actions as required to allow Shareholders to comply with the Relevant Provisions. Without derogating from the generality of the foregoing, the Escrow Agent acknowledges that:

1.3.1
Unless approved by OTI by a majority of the directors not affiliated or associated with a Shareholder (as evidenced by a written notice from OTI), such Shareholder is not allowed to sell more than 10% of the number of Consideration Shares (the "Shareholder's Maximum Number") set forth next to its name in Annex A  during the period terminating on December 31, 2016; provided, however, that with the written consent of the other Shareholder, a Shareholder may sell more than the Shareholder's Maximum Number as long as the aggregate number of shares sold by all Shareholders does not exceed 10% of the number of Consideration Shares of all such Shareholders collectively; and

1.3.2
From December 23, 2014 and until the end of the period set forth in Section 3.11 of the Israeli Tax Ruling (the "Dividend Restriction Period"), any dividends which will be distributed to the Shareholders with respect to the Consideration Shares shall be treated in accordance with the Relevant Provisions and following the withholding of taxes, distributed to the Shareholders. To that end, with respect to each dividend distribution, the parties acknowledge and agree that the Escrow Agent shall rely on the calculation (in NIS) of such withholding tax (the calculation for all Shareholders shall be referred to herein as the "Dividend Report") to be prepared by Artzi ,Hiba, Elmekiesse, Cohen Ltd. or such other tax advisor reasonably acceptable to the parties ("Tax Advisor") that the Escrow Agent shall retain, unless the applicable Shareholder shall, within three (3) Business Days following the applicable dividend distribution, provide the Escrow Agent with a valid tax exemption or certificate issued by the ITA (the "Tax Certificate"), as shall be approved by the OTI, providing for the calculation (in NIS) of such withholding taxes. The Dividend Report shall be provided within ten (10) Business Days following the applicable dividend declaration; it being understood that each Shareholder and OTI undertakes to provide the Tax Advisor with true and accurate information reasonably requested by the Tax Advisor in order to perform its aforesaid task within two (2) Business Days following the applicable dividend declaration. The reasonable expenses of the Tax Advisor shall be borne and paid by OTI. If the Dividend Report containing said tax calculation is not provided by the Tax Advisor until five (5) Business Days prior to the date on which the Escrow Agent is required to remit the withholding tax to the ITA or is provided with respect to only part of the Shareholders, the Escrow Agent is instructed to deduct a maximum withholding (as of today, 30%) with respect to the applicable dividend distribution (solely as to the applicable Shareholder with respect of which the Dividend Report or the Tax Certificate were not timely provided but not with respect to the other Shareholders), and

1.3.3
Notwithstanding anything to the contrary hereunder (but subject to Section 1.3.1 hereof), nothing herein shall be construed to require any Shareholder to sell any Consideration Shares (the "Selling Shareholder") through the broker affiliated with the Escrow Agent; provided that if a Shareholder wishes to sell such shares through a different broker (the "Selling Broker"), such Shareholder must procure, as a condition to the transfer of such shares to the Selling Broker, for an arrangement, reasonably acceptable to OTI, that will ensure compliance of the Shareholder with the Relevant Provisions; and to that end, it is hereby clarified that in order to establish such arrangement, at least on an initial basis, ample time should be provided to all parties prior to such release. Notwithstanding the provisions in the preceding sentence, with respect to said sales through a Selling Broker, solely during the period terminating on December 31, 2016, the parties agree to the following arrangement: (i) no later than 2 Business Days after a dividend declaration, the Selling Shareholder shall, and shall cause the Selling Broker to provide, the Escrow Agent with evidence of the number of Consideration Shares sold by the Selling Broker and date of such sale, and (ii) to the extent that any dividend was due to be distributed with respect to the Consideration Shares released to the Selling Broker prior to the sale thereof (the "Dividend Shares"), the Escrow Agent shall be entitled to deduct (and remit to the ITA) from the Escrow Deposit applicable to such Selling Shareholder the amount of withholding tax applicable to such Dividend Shares (in accordance with Section1.3.2 above). In addition the parties agree that immediately following the execution date of this Agreement, they will cooperate in good faith to reach an arrangement with respect to sales through a Selling Broker during the period commencing on January 1, 2017.

Notwithstanding anything to the contrary herein, to the extent that the Escrow Agent is not certain as to the compliance of any proposed action with the Israeli Tax Ruling (including the Relevant Provisions), it may take such action upon the prior written confirmation of the Shareholders and OTI.

1.4.	Withholding Tax and Rule 144 Reporting.

1.4.1.
Withholding Tax – The parties hereby acknowledge that the Escrow Agent shall not be required to withhold (or remit to the ITA for that matter) tax with respect to sales of Consideration Shares. The applicable Shareholder (and/or selling broker on its behalf) are the parties responsible for that. In case that the Shareholder will sell their shares through the Escrow Agent, the Shareholder shall provide the Escrow Agent with a tax exemption.

1.4.2.
Rule 144 – In order to assist each Shareholder to comply with Rule 144 promulgated under the Securities Act (as in effect as amended from time to time, or any successor rule thereto, “Rule 144”), the Escrow Agent shall, upon request report to the requesting Shareholder (or the broker or other representative of the Shareholder) the number of Consideration Shares (in the Escrow Deposit) sold through the Escrow Agent and/or transferred to a Selling Broker by all the Shareholders within the three (3) months preceding the request. The Escrow Agent shall not have any responsibility in this respect, other than in accordance with this Section 1.4.2.

1.5.	Voting.

Subject to the Shareholder Voting Agreements (for as long as any is applicable), the Shareholders shall have the full discretion and right to the exercise any and all of the voting rights pertaining to the Consideration Shares (and any stock dividend thereon).  Promptly following the date hereof, the Escrow Agent shall provide each of the Shareholders with a proxy to vote the Consideration Shares held on their behalf (from time to time) in the Escrow Deposit in a form to be provided by OTI and reasonably acceptable to the Escrow Agent and the Shareholders.  For the avoidance of all doubt, the Escrow Agent shall not vote the Consideration Shares of behalf of the Shareholders. Upon OTI's request from time to time, the Escrow Agent shall reaffirm to OTI that it did not vote the Consideration Shares and provide proof of the number thereof deposited with the Escrow Deporit as of any record or similar fixing dates.  In addition, the Escrow Agent shall not be required to notify the Shareholders on any of OTI's publication and / or shareholder meetings and each Shareholder shall be responsible to follow OTI's updates and notifications.

1.6.	Release of the Escrow Deposit.

For the avoidance of doubt, subject to (i) Sections 1.3 – 1.5, (ii) the Shareholders Voting Agreements (for as long as any is applicable), the Escrow Agent may take the following actions:

1.6.1.	Dividends – Distribute dividends to the Shareholders; and

1.6.2.	Transfer and Sale of Consideration Shares – Transfer and/or sell the Consideration Shares in accordance with the Shareholder's instructions.

1.7.	Termination.

1.7.1.
This Escrow Agreement shall terminate immediately following the earlier of (i) OTI's notification to the Escrow Agent of the termination of the Share Exchange Agreement in accordance with its terms, (ii) the release of all of the Consideration Shares to the Shareholders in accordance with this Agreement, and (iii) the Dividend Restriction Period (unless, prior thereto, all of the Consideration Shares have been released to the Shareholders or sold in accordance with this Agreement), and this Escrow Agreement shall be of no further force and effect, except that the provisions of Section 3 hereof shall survive termination.

1.7.2.
Notwithstanding the foregoing, it is hereby agreed between OTI and the Shareholders that the Consideration Shares will be released to Shareholders promptly after the end of the Share Restriction Period; at which time OTI and Shareholders shall implement a reasonable alternative mechanism to ensure the deposit of dividends with the Escrow Agent during the Dividend Restriction Period. For this purpose, the “Share Restrictions Period” means the period terminating on December 31, 2016.

2.	DUTIES OF THE ESCROW AGENT

2.1.
Scope of Responsibility.  The Escrow Agent, by executing this Escrow Agreement, agrees to hold and distribute the Escrow Deposit in accordance with the terms of this Escrow Agreement. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any other party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement (including the Share Exchange Agreement and / or the Voting Agreements), instrument, or document other than this Escrow Agreement and the Relevant Provisions, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. This Escrow Agreement sets forth all matters pertinent to the Escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

2.2.
Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth herein for any and all reasonable properly documented expenses (fees and “out-of pocket” expenses) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees, provided that the Escrow Agent shall remain fully responsible for its obligations hereunder.

2.3.
Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the joint written consent of the Shareholders (or their respective agents, representatives, successors, or assigns) and OTI. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

2.4.
No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

2.5.
Authority. The Escrow Agent represents and warrants that it has full authority to execute, deliver and perform this Agreement and, in connection herewith, will comply with all applicable laws in rendering the services contemplated hereunder.

2.6.
Administration. The Escrow Agent's contacts for administering this Agreement, including the times of availability, are as set forth in Annex D hereto.  The authorized representatives of the applicable Shareholders for administering this Agreement, including their contacts, are as set forth in Annex E hereto.

3.	PROVISIONS CONCERNING THE ESCROW AGENT

3.1.
Indemnification.  OTI (and, solely with respect to Section 1.3.2, the Shareholders as well) and its respective successors and assigns shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses (together, "Losses") which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such Losses are due to the bad faith, willful misconduct or gross negligence of the Escrow Agent or the material breach (or other breach if not cured within 21 days following written notification thereof) of this Escrow Agreement by the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. Notwithstanding the foregoing, it is hereby agreed, solely as between OTI and the Shareholders, that in case that Losses that are indemnifiable by OTI hereunder arose from a breach of a Shareholder, OTI may seek contribution against the breaching Shareholder.

Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE RESULTED DIRECTLY FROM THE ESCROW AGENT’S BAD FAITH, NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

3.2.
Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the Shareholders and/or OTI concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the then Escrow Deposit (the “Escrow Property”) until the Escrow Agent (i) receives a final decision of the applicable courts or arbitrator (a “Final Decision”), (ii) receives a written agreement executed by OTI and the Shareholders, directing delivery of any of the Escrow Property, in which event the Escrow Agent shall be authorized to act in accordance with the Final Decision or any such agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable, and properly documented, attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on a Final Decision or any such agreement without further question, inquiry, or consent.

3.3.
Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to OTI and the Shareholders. OTI and the Shareholders may remove the Escrow Agent by furnishing to the Escrow Agent a written notice of OTI and both of the Shareholders notifying the Escrow Agent of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Deposit and to deliver the same to a successor escrow agent as shall be appointed by OTI and the Shareholders, as evidenced by a written notice of OTI and the Shareholders filed with the Escrow Agent or in accordance with a court order. If OTI and the Shareholders have failed to appoint a successor Escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon OTI and the Shareholders.

3.4.
Compensation and Expenses.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Annex B. The fees agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement. The Escrow Agent shall invoice (i) OTI for the establishment and annual fees set forth in Annex B and (ii) to the extent such fees and expenses are applicable, the applicable Shareholder for any of the other fees and expenses (such as broker related fees) that are incurred as a result of the Escrow Agent's facilitating such Shareholder's instructions. The Escrow Agent shall be authorized to set off all fees and expenses from the applicable deposit of a Shareholder within the Escrow Fund (e.g., a sale by FIMI Shareholder will trigger the associates fees and expenses only in the FIMI Shareholder's deposit within the Escrow Fund).

3.5.
Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

3.6.
Attachment of Escrow Deposit; Compliance with Legal Orders. In the event that any portion of the Escrow Deposit shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Deposit, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

3.7.
Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; loss or malfunctions of utilities,  labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

4.	MISCELLANEOUS

4.1.
Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of this Escrow Agreement or any of the interests or obligations herein by any of the parties shall be binding or enforceable without the prior written consent of the non-assigning parties and the Escrow Agent (such consent not to be unreasonably withheld).

4.2.
Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email, provided that the facsimile or email transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

If to OTI:

Ormat Technologies, Inc.
                                6225 Neil Road
Reno, NV 89511-1136
Attn: Doron Blachar
Facsimile: +1 (775) 356-9039
Email: dblachar@ormat.com

with required copies to (which will not constitute notice):

Chadbourne & Parke LLP
1200 New Hampshire Avenue N.W.
Washington, DC 20036
Attn: Noam Ayali, Esq.
Facsimile: +1 (202) 974-5602
Email: NAyali@chadbourne.com

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019-6022
Attn: Charles E. Hord, Esq.
Facsimile: +1 (212) 541-5369
Email: CHord@chadbourne.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn: William Aaronson, Esq.
Facsimile: 212-701-5397
                                E-mail: william.aaronson@davispolk.com

If to FIMI Shareholder:

FIMI ENRG, Limited Partnership, an Israeli limited partnership and FIMI ENRG, L.P., a Delaware limited partnership
c/o FIMI IV 2007 Ltd.
98 Yigal Alon Street
Facsimile: +972 (03) 565-2245
Email: beck@fimi.co.il

            with required copies to (which will not constitute notice):

Naschitz Brandes Amir & Co.
5 Tuval Street
Tel-Aviv, Israel 6789717
Attn: Sharon Amir
Facsimile: +972 (03) 623-5106
Email: samir@nblaw.com

If to Bronicki Shareholder:

Bronicki Investments Ltd.
5 Brosh St.
Yavne, Israel 8151072
Email: dbronicki@4eco-inv.com

             with required copies to (which will not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
1 Azrieli Center
Round Building
Tel-Aviv, Israel 67021
Attn: Rona Bergman Naveh
Facsimile: +972 (03) 607-4422
    Email: rona@gkh-law.com

If to the Escrow Agent:

ESOP Management and Trust Service Ltd.
Efal 25 St. Petah Tikva, 4951125, Israel
Attn: Ariela Shlanger and Adi Shinfeld
Facsimile: 972-3-7602636
Email: Ariela@esop.co.il; adish@esop.co.il; main@esop.co.il

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 4.2.

4.3.
Governing Law; Jurisdiction.  All matters arising out of or relating to this Escrow Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Israel without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction with respect to any claim arising in connection with this Escrow Agreement.

4.4.	Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the subject matter hereof.

4.5.	Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by all of the parties hereto.

4.6.
Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

4.7.
Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

4.8.
Counterparts.  This Escrow Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Escrow Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, the other party will re-execute original forms thereof and deliver them to the requesting party. No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.
ORMAT TECHNOLOGIES, INC. By: /s/ Isaac Angel / Doron Blachar Name: Isaac Angel / Doron Blachar Title: CEO / CFO
FIMI Shareholder: FIMI ENRG, L.P. By: /s/ Beck Gillon Name: Beck Gillon Title: Director
FIMI ENRG, Limited Partnership By: /s/ Beck Gillon Name: Beck Gillon Title: Director
Bronicki Investments Ltd. By: /s/ Yehudit Bronicki Name: Y. Bronicki Title: Director
The Escrow Agent: ESOP Manangment and Trust Services Ltd. By: /s/ Odelia Pollak / Ariela Shlanger Name: Odelia Pollak / Ariela Shlanger Title: CEO / Director

[Signature Page to Escrow Agreement]

Annex A

Shareholder	Number of OIL Shares	Number of Consideration Shares*
FIMI ENRG, L.P.	7,577,315	OIL Shares multiplied by the Exchange Ratio
FIMI ENRG, Limited Partnership	20,640,734	OIL Shares multiplied by the Exchange Ratio
Bronicki Investments Ltd.	16,563,442	OIL Shares multiplied by the Exchange Ratio**

*The Exchange Ratio is equal to 0.2592.

**51 of the Bronicki Consideration Shares will be held by certificate.